Exhibit 99.1

Investors
Trey Huffman
404-748-6219
huffmanal@elnk.com

Media
Bert Kelly
678-891-0317
bert.kelly@elnk.com

EARTHLINK REPORTS STRONG FOURTH QUARTER AND FULL YEAR 2015 RESULTS

•                  Revenue of $260.2 million for the fourth quarter of 2015 and $1,097.3 million for the full year 2015

•                  Net loss of $(12.3) million, or $(0.12) per share, for the fourth quarter of 2015 and $(43.2) million, or $(0.42) per share, for the full year 2015

•                  Adjusted EBITDA of $53.9 million for the fourth quarter of 2015 and $242.5 million for the full year 2015

•                  Net cash provided by operating activities of $41.4 million for the fourth quarter of 2015 and $167.4 million for the full year 2015

•                  Unlevered Free Cash Flow of $26.8 million for the fourth quarter of 2015 and $155.0 million for the full year 2015

•                  Ending cash balance of $91.3 million

ATLANTA - Feb. 17, 2016 - EarthLink (EarthLink Holdings Corp., NASDAQ: ELNK), a leading network services provider dedicated to delivering great customer experiences, today announced financial results for its fourth quarter and full year 2015.

“2015 was a year of significant progress for EarthLink,” said EarthLink Chief Executive Officer and President Joseph F. Eazor. “We executed on our business unit strategy and delivered strong financial performance as a result. Going into 2016 we are focusing on activities that pave the way to growth.”  Eazor also announced changes to EarthLink’s Board of Directors. “Today we’re also announcing that long-time EarthLink Directors David Koretz and Wayne Wisehart will be retiring from our Board of Directors prior to our annual stockholders meeting in April. We are grateful for their dedication and many contributions to EarthLink since 2008.”

Fourth Quarter 2015 Financial Summary

					Third	Fourth		Full		Full
Figures in US $ millions,	Fourth Quarter				Quarter	Quarter		Year		Year
except per share	2014		2015	Change	2015	2015	Change	2014		2015	Change
Revenues
Enterprise/Mid-Market		*	$106.2	*	$110.0	$106.2	(3.5)%		*	$445.0	*
Small Business		*	66.5	*	72.9	66.5	(8.8)%		*	297.0	*
Carrier/Transport		*	34.3	*	34.2	34.3	0.3%		*	135.9	*
Business Services	225.7		206.9	(8.3)%	217.1	206.9	(4.7)%	930.9		877.9	(5.7)%
Consumer Services	58.8		53.3	(9.4)%	53.8	53.3	(0.9)%	246.0		219.3	(10.9)%
Total Revenue	284.5		260.2	(8.5)%	270.9	260.2	(3.9)%	1,176.9		1,097.3	(6.8)%

Gross Margin	152.8		138.5	(9.4)%	148.5	138.5	(6.7)%	619.5		596.6	(3.7)%

Operating Expenses	102.0		88.4	(13.3)%	90.8	88.4	(2.6)%	419.0		368.8	(12.0)%

Net Loss	(22.5)		(12.3)	(45.3)%	(10.5)	(12.3)	17.1%	(72.8)		(43.2)	(40.7)%
Net Loss per share	(0.22)		(0.12)	(45.5)%	(0.10)	(0.12)	20.0%	(0.71)		(0.42)	(40.8)%

Adjusted EBITDA (1)	53.2		53.9	1.3%	61.4	53.9	(12.2)%	213.0		242.5	13.8%

Capital Expenditures	28.6		27.1	(5.2)%	22.0	27.1	23.2%	102.9		87.5	(15.0)%

Cash	134.1		91.3	(31.9)%	87.6	91.3	4.2%	134.1		91.3	(31.9)%

Gross Debt (2)	600.0		508.9	(15.2)%	513.9	508.9	(1.0)%	600.0		508.9	(15.2)%

Net Cash Provided by Operating Activities	38.7		41.4	7.0%	74.0	41.4	(44.1)%	140.0		167.4	19.6%

Unlevered Free Cash Flow (1)	24.6		26.8	8.9%	39.4	26.8	(32.0)%	110.2		155.0	40.7%

(1) Adjusted EBITDA and Unlevered Free Cash Flow are non-GAAP measures, see definitions in “Non-GAAP Measures” below.

(2) Gross debt excludes unamortized debt issuance costs, unamortized debt discount and capital leases.

* During the third quarter of 2015, the Company implemented certain organizational, operational and reporting changes that resulted in the disaggregation of its Business Services segment into three separate reportable segments: enterprise/mid-market, small business and carrier/transport. Management determined it is impracticable to restate financial information prior to 2015 to conform to the new segment structure. See Consolidated Financial Highlights and Footnote 7 to the Consolidated Financial Highlights for more detail.

Revenue and Cost of Revenue

•                  Total revenue was $260.2 million during the fourth quarter of 2015, a decline of 8.5% from the fourth quarter of 2014. Total revenue was $1,097.3 million during the full year 2015, a decline of 6.8% from the full year 2014.

•                  Total Business Services revenue was $206.9 million during the fourth quarter of 2015, a decline of 8.3% from the fourth quarter of 2014. Total Business Services revenue was $877.9 million during the full year 2015, a decline of 5.7% from the full year 2014.

•                  Total Business Services and company revenue during the fourth quarter of 2015 included $0.9 million of favorable settlements and adjustments compared to $3.9 million during the fourth quarter of 2014 and $1.2 million during the third quarter of 2015. Total company revenue during the full year 2015 included $5.9 million of favorable settlements and adjustments ($5.2 million in Business Services and $0.7 million in Consumer Services) compared to $10.7 million during the full year 2014 (all within Business Services).

•                  Total company cost of revenue during the fourth quarter of 2015 included $2.2 million of favorable settlements and adjustments compared to $4.4 million of favorable settlements during the fourth quarter of 2014 and $3.9 million during the third quarter of 2015. Total company cost of revenue during the full year 2015 included $12.3 million of favorable settlements and adjustments ($13.0 million favorable in Business Services, offset by $0.7 million unfavorable in Consumer Services) compared to $14.8 million during the full year 2014 (all within Business Services).

Net Loss and Adjusted EBITDA

•                  Net loss was $(12.3) million during the fourth quarter of 2015. This compares to a net loss of $(22.5) million in the fourth quarter of 2014 and $(10.5) million in the third quarter of 2015. Net loss was $(43.2) million for the full year 2015 compared to a net loss of $(72.8) million for the full year 2014.

•                  Adjusted EBITDA (a non-GAAP measure, see definition in “Non-GAAP Measures” below) was $53.9 million in the fourth quarter of 2015, a 1.3% increase from the fourth quarter of 2014 and a 12.2% decrease from the third quarter of 2015. Adjusted EBITDA was $242.5 million for the full year 2015 compared to $213.0 million for the full year 2014.

Balance Sheet and Cash Flow

•                  Net cash provided by operating activities was $41.4 million during the fourth quarter of 2015. This compared to net cash provided by operating activities of $38.7 million in the fourth quarter of 2014 and $74.0 million in the third quarter of 2015. Net cash provided by operating activities was $167.4 million for the full year 2015 compared to $140.0 million for the full year 2014.

•                  Unlevered Free Cash Flow (a non-GAAP measure, see definition in “Non-GAAP Measures” below) was $26.8 million during the fourth quarter of 2015. This compared to Unlevered Free Cash Flow of $24.6 million in the fourth quarter of 2014 and $39.4 million in the third quarter of

2015. Unlevered Free Cash Flow was $155.0 million for the full year 2015 compared to $110.2 million for the full year 2014.

•                  EarthLink ended the fourth quarter of 2015 with $91.3 million in cash. During the fourth quarter of 2015, EarthLink made net repayments on gross outstanding debt of $5.0 million and dividend payments of $5.2 million. During the full year 2015, EarthLink made net repayments on gross outstanding debt of $91.1 million and dividend payments of $26.4 million.

Non-GAAP Measures

Adjusted EBITDA is defined as net income (loss) before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense, impairment of goodwill and long-lived assets, restructuring, acquisition and integration-related costs, loss on extinguishment of debt, and gain (loss) from discontinued operations, net of tax. Unlevered Free Cash Flow is defined as net income (loss) before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense, impairment of goodwill and long-lived assets, restructuring, acquisition and integration-related costs, loss on extinguishment of debt, and gain (loss) from discontinued operations, net of tax, less cash used for purchases of property and equipment.

Adjusted EBITDA and Unlevered Free Cash Flow are non-GAAP financial measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles. Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 6 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial measures.

Conference Call for Analysts and Investors

EarthLink’s Fourth Quarter 2015 Conference Call will be held on Thursday, February 18, 2016, at 8:30 a.m. ET and hosted by EarthLink’s Chief Executive Officer and President Joseph F. Eazor and Executive Vice President and Chief Financial Officer Louis M. Alterman.

The dial-in number is:  (866) 887-3882.

Participants should reference the conference ID number 27956447 or “EarthLink Fourth Quarter 2015 Earnings Call” and dial in 10 minutes prior to the scheduled start time.

Webcast

A live Webcast of the conference call will be available at: http://ir.earthlink.net/.

Presentation

An investor presentation to accompany the conference call and webcast will be available at: http://ir.earthlink.net/.

Replay

A webcast replay will be available from 11:30 a.m. ET on February 18, 2016 through midnight on March 17, 2016. Dial toll-free:  (855) 859-2056. The replay confirmation code is 27956447. The Webcast will be archived on the company’s website at: http://ir.earthlink.net/events.cfm.

About EarthLink

EarthLink (EarthLink Holdings Corp., NASDAQ: ELNK) is a leading network services provider dedicated to delivering great customer experiences in a cloud connected world. We help thousands of multi-location businesses securely establish critical connections in the cloud. Our solutions for cloud and hybrid networking, security and compliance, and unified communications provide the cost-effective performance and agility to serve customers anytime, anywhere, via any channel, or any device. We operate a nationwide network spanning 29,000+ fiber route miles, with 90 metro fiber rings and secure data centers that provide ubiquitous data and voice IP coverage. To learn why thousands of specialty retailers, restaurants, franchisors, financial institutions, healthcare providers, professional service firms, local governments, residential consumers and other carriers choose to connect with us, visit us at www.earthlink.com, @earthlink, on LinkedIn and Google+.

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation: (1) that we may not be able to execute our strategy to successfully transition to a leading managed network, security and cloud services provider, which could adversely affect our results of operations and cash flows; (2) that we may not be able to increase revenues from our growth products and services to offset declining revenues from our traditional products and services, which could adversely affect our results of operations and cash flows; (3) that if we are unable to adapt to changes in technology and customer demands, we may not remain competitive, and our revenues and operating results could suffer; (4) that failure to achieve operating efficiencies and otherwise reduce costs would adversely affect our results of operations and cash flows; (5) that we may have to undertake further restructuring plans that would require additional charges; (6) that we may be unable to successfully divest non-strategic products, which could adversely affect our results of operations; (7) that acquisitions we complete could result in operating difficulties, dilution, increased liabilities, diversion of management attention and other adverse consequences, which could adversely affect our results of operations; (8) that we face significant competition in our business markets, which could adversely affect our results of operations; (9) that failure to retain existing customers could adversely affect our results of operations and cash flows; (10) that decisions by legislative or regulatory authorities, including the Federal Communications Commission, relieving incumbent carriers of certain regulatory requirements, and possible further deregulation in the future, may restrict our ability to provide services and may increase the costs we incur to provide these services; (11) that if we are unable to interconnect with AT&T, Verizon and other incumbent carriers on acceptable terms, our ability to offer competitively priced local telephone services will be adversely affected; (12) that the continued decline in switched access and reciprocal compensation revenue will adversely affect our results of operations; (13) that failure to obtain and maintain necessary permits and rights-of-way could interfere with our network infrastructure and operations; (14) that if our larger carrier customers terminate the service they receive from us, our wholesale revenue and results of operations could be adversely affected; (15) that we obtain a majority of our network equipment and software from a limited number of third-party suppliers; (16) that our commercial and alliance arrangements may not be renewed or may not generate expected benefits, which could adversely affect our results of operations; (17) that our consumer business is dependent on the availability of third-party network service providers; (18) that we face significant competition in the Internet access industry that could reduce our profitability; (19) that the continued decline of our consumer access subscribers will adversely affect our results of operations; (20) that lack of regulation governing wholesale Internet service providers could adversely affect our operations; (21) that cyber security breaches could harm our business; (22) that privacy concerns relating to our business could damage our reputation and deter current and potential users from using our services; (23) that interruption or failure of our network, information systems or other technologies could impair our ability to provide our services, which could damage our reputation and harm our operating results; (24) that our business depends on effective business support systems and processes; (25) that if we, or other industry participants, are unable to successfully defend against disputes or legal actions, we could face substantial liabilities or suffer harm to our financial and operational prospects; (26) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (27) that we may not be able to protect our intellectual property; (28) that we may be unable to hire and retain sufficient qualified personnel, and the loss of any of our key executive officers could adversely affect us; (29) that unfavorable general economic conditions could harm our business; (30) that government regulations could adversely affect our business or force us to change our business practices; (31) that our business may suffer if third parties are unable to provide services or terminate their relationships with us; (32) that we may be required to recognize impairment charges on our goodwill and other intangible assets, which would adversely affect our results of operations and financial position; (33) that we may have exposure to greater than anticipated tax liabilities and we may be limited in the use of our net operating losses and certain other tax attributes in the future; (34) that our indebtedness could adversely affect our financial health and limit our ability to react to changes in our business and industry; (35) that we may require substantial capital to support business growth, and this capital may not be available to us on acceptable terms, or at all; (36) that our debt agreements include restrictive covenants, and failure to comply with these covenants could trigger acceleration of payment of outstanding indebtedness; (37) that we may reduce, or cease payment of, quarterly cash dividends; (38) that our stock price may be volatile; (39) that provisions of our certificate of incorporation, bylaws and other elements of our capital structure could limit our share price and delay a change of control of the company; and (40) that our bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ flexibility in obtaining a judicial forum for disputes with us or our directors, officers or employees. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our Annual Report on Form 10-K.

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EARTHLINK HOLDINGS CORP.

Unaudited Condensed Consolidated Statements Of Operations

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2015	2014	2015

Revenues	$284,472	$260,237	$1,176,895	$1,097,252
Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	131,677	121,727	557,436	500,628
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	101,989	88,381	419,019	368,763
Depreciation and amortization (1)	47,686	46,826	186,872	188,315
Impairment of long-lived assets (2)	2,974	—	14,334	—
Restructuring, acquisition and integration-related costs (3)	9,095	4,484	20,088	19,320
Total operating costs and expenses	293,421	261,418	1,197,749	1,077,026
Income (loss) from operations	(8,949)	(1,181)	(20,854)	20,226
Interest expense and other, net	(14,253)	(11,192)	(56,261)	(50,972)
Loss on extinguishment of debt (4)	—	—	—	(9,734)
Loss from continuing operations before income taxes	(23,202)	(12,373)	(77,115)	(40,480)
Income tax (provision) benefit	1,152	91	4,744	(2,730)
Loss from continuing operations	(22,050)	(12,282)	(72,371)	(43,210)
Loss from discontinued operations, net of tax (5)	(442)	—	(381)	—
Net loss	$(22,492)	$(12,282)	$(72,752)	$(43,210)

Basic and diluted net loss per share
Continuing operations	$(0.22)	$(0.12)	$(0.71)	$(0.42)
Discontinued operations	—	—	—	—
Basic and diluted net loss per share	$(0.22)	$(0.12)	$(0.71)	$(0.42)
Basic and diluted weighted average common shares outstanding	102,315	103,862	102,313	103,388

Dividends declared per share	$0.05	$0.05	$0.20	$0.20

EARTHLINK HOLDINGS CORP.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	December 31, 2014	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$134,133	$91,296
Accounts receivable, net of allowance of $6,211 and $3,537 as of December 31, 2014 and 2015, respectively	92,616	74,724
Prepaid expenses	13,761	14,187
Other current assets	13,671	9,724
Total current assets	254,181	189,931
Property and equipment, net	404,713	372,504
Goodwill	137,751	137,751
Other intangible assets, net	91,490	25,325
Other long-term assets	11,061	9,141
Total assets	$899,196	$734,652

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,726	$18,442
Accrued payroll and related expenses	50,197	50,532
Other accrued liabilities	85,181	64,305
Deferred revenue	43,940	40,229
Current portion of long-term debt and capital lease obligations	1,537	6,787
Total current liabilities	204,581	180,295
Long-term debt and capital lease obligations	595,319	505,613
Long-term deferred income taxes, net	3,199	3,876
Other long-term liabilities	21,313	22,022
Total liabilities	824,412	711,806
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000 shares authorized, 0 shares issued and outstanding as of December 31, 2014 and 2015	—	—
Common stock, $0.01 par value, 300,000 shares authorized, 198,623 and 200,207 shares issued as of December 31, 2014 and 2015, respectively, and 102,296 and 103,880 shares outstanding as of December 31, 2014 and 2015, respectively	1,986	2,002
Additional paid-in capital	2,035,382	2,026,638
Accumulated deficit	(1,217,727)	(1,260,937)
Treasury stock, at cost, 96,327 shares as of December 31, 2014 and 2015	(744,857)	(744,857)
Total stockholders’ equity	74,784	22,846
Total liabilities and stockholders’ equity	$899,196	$734,652

EARTHLINK HOLDINGS CORP.

Reconciliation of Net Loss to Adjusted EBITDA (6)

(in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2015	2015	2014	2015
Net loss	$(22,492)	$(10,523)	$(12,282)	$(72,752)	$(43,210)
Interest expense and other, net	14,253	11,731	11,192	56,261	50,972
Income tax provision (benefit)	(1,152)	2,060	(91)	(4,744)	2,730
Depreciation and amortization (1)	47,686	46,502	46,826	186,872	188,315
Stock-based compensation expense	2,392	3,635	3,730	12,600	14,594
Impairment of long-lived assets (2)	2,974	—	—	14,334	—
Restructuring, acquisition and integration-related costs (3)	9,095	5,486	4,484	20,088	19,320
Loss on extinguishment of debt (4)	—	2,482	—	—	9,734
Loss from discontinued operations, net of tax (5)	442	—	—	381	—
Adjusted EBITDA (6)	$53,198	$61,373	$53,859	$213,040	$242,455

EARTHLINK HOLDINGS CORP.

Reconciliation of Net Loss to Unlevered Free Cash Flow (6)

(in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2015	2015	2014	2015
Net loss	$(22,492)	$(10,523)	$(12,282)	$(72,752)	$(43,210)
Interest expense and other, net	14,253	11,731	11,192	56,261	50,972
Income tax provision (benefit)	(1,152)	2,060	(91)	(4,744)	2,730
Depreciation and amortization (1)	47,686	46,502	46,826	186,872	188,315
Stock-based compensation expense	2,392	3,635	3,730	12,600	14,594
Impairment of long-lived assets (2)	2,974	—	—	14,334	—
Restructuring, acquisition and integration-related costs (3)	9,095	5,486	4,484	20,088	19,320
Loss on extinguishment of debt (4)	—	2,482	—	—	9,734
Loss from discontinued operations, net of tax (5)	442	—	—	381	—
Purchases of property and equipment	(28,624)	(22,011)	(27,055)	(102,863)	(87,468)
Unlevered Free Cash Flow (6)	$24,574	$39,362	$26,804	$110,177	$154,987

EARTHLINK HOLDINGS CORP.

Reconciliation of Net Cash Provided by Operating Activities to Unlevered Free Cash Flow (6)

(in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2015	2015	2014	2015
Net cash provided by operating activities	$38,657	$73,962	$41,359	$139,995	$167,448
Income tax provision (benefit)	(1,152)	2,060	(91)	(4,744)	2,730
Non-cash income taxes	(4,530)	(151)	(145)	(591)	(677)
Interest expense and other, net	14,253	11,731	11,192	56,261	50,972
Amortization of debt discount, premium and issuance costs	(1,037)	(849)	(831)	(4,104)	(3,703)
Restructuring, acquisition and integration-related costs (3)	9,095	5,486	4,484	20,088	19,320
Changes in operating assets and liabilities	(2,578)	(30,951)	(2,324)	5,673	6,721
Purchases of property and equipment	(28,624)	(22,011)	(27,055)	(102,863)	(87,468)
Other, net	490	85	215	462	(356)
Unlevered Free Cash Flow (6)	$24,574	$39,362	$26,804	$110,177	$154,987

Net cash used in investing activities	$(28,624)	$(22,011)	$(27,055)	$(102,777)	$(87,468)
Net cash used in financing activities	$(5,512)	$(51,690)	$(10,631)	$(19,721)	$(122,817)

EARTHLINK HOLDINGS CORP.

Supplemental Schedule of New Segment Information (7)

(in thousands)

	Three Months	Twelve Months
	Ended	Ended
	December 31, 2015	December 31, 2015
Enterprise/Mid-Market
Revenues	$106,159	$444,968
Cost of revenues (excluding depreciation and amortization)	54,285	221,347
Gross margin	51,874	223,621
Small Business
Revenues	66,462	297,039
Cost of revenues (excluding depreciation and amortization)	32,863	139,440
Gross margin	33,599	157,599
Carrier/Transport
Revenues	34,299	135,905
Cost of revenues (excluding depreciation and amortization)	15,855	61,979
Gross margin	18,444	73,926
Consumer Services
Revenues	53,317	219,340
Cost of revenues (excluding depreciation and amortization)	18,724	77,862
Gross margin	34,593	141,478
Consolidated
Revenues	260,237	1,097,252
Cost of revenues (excluding depreciation and amortization)	121,727	500,628
Gross margin	138,510	596,624
Selling, general and administrative expenses	88,381	368,763
Depreciation and amortization (1)	46,826	188,315
Restructuring, acquisition and integration-related costs (3)	4,484	19,320
Interest expense and other, net	11,192	50,972
Loss on extinguishment of debt (4)	—	9,734
Loss from continuing operations before income taxes	$(12,373)	$(40,480)

EARTHLINK HOLDINGS CORP.

Supplemental Schedule of Segment Information (7)

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2015	2014	2015
Business Services
Revenues	$225,658	$206,920	$930,931	$877,912
Cost of revenues (excluding depreciation and amortization)	110,919	103,003	469,523	422,766
Gross margin	114,739	103,917	461,408	455,146
Direct segment operating expenses	85,459	75,726	345,982	316,220
Segment operating income	$29,280	$28,191	$115,426	$138,926
Consumer Services
Revenues	$58,814	$53,317	$245,964	$219,340
Cost of revenues (excluding depreciation and amortization)	20,758	18,724	87,913	77,862
Gross margin	38,056	34,593	158,051	141,478
Direct segment operating expenses	10,081	7,455	43,615	30,731
Segment operating income	$27,975	$27,138	$114,436	$110,747
Consolidated
Revenues	$284,472	$260,237	$1,176,895	$1,097,252
Cost of revenues (excluding depreciation and amortization)	131,677	121,727	557,436	500,628
Gross margin	152,795	138,510	619,459	596,624
Direct segment operating expenses	95,540	83,181	389,597	346,951
Segment operating income	57,255	55,329	229,862	249,673
Depreciation and amortization (1)	47,686	46,826	186,872	188,315
Impairment of long-lived assets (2)	2,974	—	14,334	—
Restructuring, acquisition and integration-related costs (3)	9,095	4,484	20,088	19,320
Corporate operating expenses	6,449	5,200	29,422	21,812
Interest expense and other, net	14,253	11,192	56,261	50,972
Loss on extinguishment of debt (4)	—	—	—	9,734
Loss from continuing operations before income taxes	$(23,202)	$(12,373)	$(77,115)	$(40,480)

EARTHLINK HOLDINGS CORP.

Supplemental Schedule of Revenue Detail

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2015	2014	2015
Business Services
Retail services	$183,719	$167,900	$756,747	$722,895
Wholesale services	36,909	34,299	154,109	135,905
Other services	5,030	4,721	20,075	19,112
Total revenues	225,658	206,920	930,931	877,912
Consumer Services
Access services	47,343	41,079	202,008	173,389
Value-added services	11,471	12,238	43,956	45,951
Total revenues	58,814	53,317	245,964	219,340
Total Revenues	$284,472	$260,237	$1,176,895	$1,097,252

EARTHLINK HOLDINGS CORP.

Supplemental Financial Data

	December 31,	September 30,	December 31,
	2014	2015	2015
Employee Data
Number of employees at end of period (8)	2,659	2,144	2,138

EARTHLINK HOLDINGS CORP.

Consumer Services Operating Metrics

	Three Months Ended
	December 31,	September 30,	December 31,
	2014	2015	2015

Average narrowband subscribers (9)	487,000	466,000	454,000
Average broadband subscribers (9)	350,000	298,000	286,000
Average consumer subscribers (9)	837,000	764,000	740,000

ARPU (10)	$23.42	$23.48	$24.01
Churn rate (11)	1.9%	1.7%	1.8%

EARTHLINK HOLDINGS CORP.

Footnotes to Consolidated Financial Highlights

(1)              Based on the current amount of definite-lived intangible assets, the Company expects to record amortization expense of approximately $23.6 million, $1.3 million and $0.4 million during the years ending December 31, 2016, 2017 and 2018, respectively. Within 2016, the Company expects to record amortization expense of approximately $12 million during the first quarter, $7 million during the second quarter, $4 million during the third quarter and $1 million during the fourth quarter. Actual amortization expense to be reported in future periods could differ materially from these estimates as a result of acquisitions, changes in useful lives and other relevant factors.

(2)              During the three and twelve months ended December 31, 2014, the Company recorded $3.0 million and $14.3 million, respectively, for impairment of property and equipment, which consisted of impairment of work in progress for information technology projects not expected to be used.

(3)              Restructuring, acquisition and integration-related costs consisted of the following for the periods presented (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2015	2014	2015

Integration-related costs	1,058	$1,423	$9,043	$5,924
Severance, retention and other employee costs	7,292	2,863	9,297	9,798
Facility-related costs	745	198	1,744	3,598
Transaction-related costs	—	—	4	—
Restructuring, acquisition and integration-related costs	$9,095	$4,484	$20,088	$19,320

Restructuring, acquisition and integration-related costs consist of costs related to the Company’s restructuring, acquisition and integration-related activities. Such costs include:1) integration-related costs, such as system conversions, rebranding costs and integration-related consulting and employee costs; 2) severance, retention and other employee termination costs associated with restructuring, acquisition and integration activities and with certain voluntary employee separations; 3) facility-related costs, such as lease termination and asset impairments; and 4) transaction-related costs, which are direct costs incurred to effect a business combination, such as advisory, legal, accounting, valuation and other professional fees.

(4)              During the twelve months ended December 31, 2015, the Company recorded $9.7 million for losses on extinguishment of debt. The losses consisted of premiums paid on the Company’s debt repurchases and redemptions, the write-off of unamortized discount on debt and the write-off of unamortized debt issuance costs. In March 2015, the Company repurchased $21.1 million outstanding principal amount of its 8.875% Senior Notes due 2019 (the “Senior Notes”) in the open market. In April 2015, the Company repurchased $5.0 million outstanding principal amount of its Senior Notes in the open market. In June 2015, the Company redeemed $70.0 million aggregate principal amount of its Senior Notes pursuant to terms under the indenture. In August 2015, the Company repurchased $30.0 million aggregate principal amount of its Senior Notes in the open market.

(5)              The operating results of the Company’s telecom systems business acquired as part of ITC^DeltaCom have been separately presented as discontinued operations for all periods presented. On August 2, 2013, the Company sold its telecom systems business. The Company has no significant continuing involvement in the operations or significant continuing direct cash flows.

(6)              Adjusted EBITDA is defined as net income (loss) before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense, impairment of goodwill and long-lived assets, restructuring, acquisition and integration-related costs, loss on extinguishment of debt, and gain (loss) from discontinued operations, net of tax. Unlevered Free Cash Flow is defined as net income (loss) before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense, impairment of goodwill and long-lived assets, restructuring, acquisition and integration-related costs, loss on extinguishment of debt, and gain (loss) from discontinued operations, net of tax, less cash used for purchases of property and equipment.

Adjusted EBITDA and Unlevered Free Cash Flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These non-GAAP financial measures are commonly used in the industry and are presented because management believes they provide relevant and useful information to investors. Management uses these non-GAAP financial measures to evaluate the performance of its business and determine bonuses. Management believes that excluding the effects of certain non-cash and non-operating items enables investors to better understand and analyze the current period’s results and provides a better measure of comparability. There are limitations to using these non-GAAP financial measures. Adjusted EBITDA and Unlevered Free Cash Flow are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies.  Adjusted EBITDA and Unlevered Free Cash Flow should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. GAAP.

(7)              The Company reports segment information along the same lines that its Chief Operating Decision Maker reviews its operating results in assessing performance and allocating resources. The Company has historically operated two reportable segments, Business Services and Consumer Services. The Company’s Business Services segment provided a broad range of data, voice and managed services to retail and wholesale business customers. The Company’s Consumer Services segment provided nationwide Internet access and related value-added services to residential customers.

During the three months ended September 30, 2015, the Company implemented certain organizational, operational and reporting changes that resulted in the disaggregation of its Business Services segment into three separate reportable segments: Enterprise/Mid-Market, Small Business and Carrier/Transport. The Consumer Services segment was not impacted. The Company’s new reportable segments are strategic business units that are aligned around distinct customer categories. The Company reorganized its business around these business units to optimize operations. The Company began reporting the disaggregated information to its Chief Operating Decision Maker during the three months ended September 30, 2015. As a result, the Company now operates the following four reportable segments:

•                                          Enterprise/Mid-Market. The Company’s Enterprise/Mid-Market segment provides a broad range of data, voice and managed network services to distributed multi-site business customers.

•                                          Small Business. The Company’s Small Business segment provides a broad range of data, voice and managed network services to small, often single-site business customers.

•                                          Carrier/Transport. The Company’s Carrier/Transport segment provides transmission capacity and other data, voice and managed network services to telecommunications carriers and large enterprises.

•                                          Consumer Services. The Company’s Consumer Services segment provides nationwide Internet access and related value-added services to residential customers.

Segment information for the three and twelve months ended December 31, 2014 has not been restated to reflect the Company’s new reportable segment structure. The Company began recording revenue and expense transactions at the new segment level in 2015. Management has determined that it is impracticable to restate financial information prior to 2015 to conform to the new reportable segment structure due to the level of effort required to segment customers that terminated service prior to 2015 and identify the related cost of revenue associated with those customers, as this information is not currently available. For comparability purposes, the Company presented segment results under the Company’s previous reportable segment structure for the three and twelve months ended December 31, 2014 and 2015.

The Company evaluates performance of its new segment structure based on segment gross margin. Segment gross margin includes revenues from external customers and related cost of revenues. Costs excluded from segment gross margin include selling, general and administrative expenses, depreciation and amortization, impairment of goodwill and intangible assets, restructuring, acquisition and integration-related costs, and interest expense and other, net, as they are not considered in the measurement of segment performance.

The Company evaluated performance of its previous segment structure based on segment operating income. Segment operating income includes revenues from external customers, related cost of revenues and operating expenses directly attributable to the segment, which included costs over which segment managers have direct discretionary control, such as advertising and marketing programs, customer support expenses, product development expenses, certain technology and facilities expenses, billing operations and provisions for doubtful accounts. Segment operating income excluded other income and expense items and certain expenses over which segment managers do not have discretionary control. Costs excluded from segment operating income include various corporate expenses (consisting of certain costs such as corporate management, human resources, finance and legal), depreciation and amortization, impairment of goodwill and intangible assets, restructuring, acquisition and integration-related costs, stock-based compensation expense, and interest expense and other, net, as they were not considered in the measurement of segment performance.

(8)              Represents full-time equivalents.

(9)              Average subscribers for the three month periods is calculated by averaging the ending monthly subscribers or accounts for the four months preceding and including the end of the quarterly period.

(10)       ARPU represents the average monthly revenue per user (subscriber). ARPU is computed by dividing average monthly revenue for the period by the average number of subscribers for the period. Average monthly revenue used to calculate ARPU includes recurring service revenue as well as nonrecurring revenues associated with equipment and other one-time charges associated with initiating or discontinuing services.

(11)       Churn rate is used to measure the rate at which subscribers discontinue service on a voluntary or involuntary basis.  Churn rate is computed by dividing the average monthly number of subscribers that discontinued service during the period by the average subscribers for the period.